UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: March 2, 2020

(Date of earliest event reported)

ITEM 9 LABS CORP.

(Exact name of registrant as specified in its charter)

Delaware	000-54730	96-0665018
(State of other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2727 N 3rd Street, Suite 201, Phoenix AZ 85004

(Address of principal executive offices and zip code)

1-833-867-6337

(Registrant’s telephone number, including area code)

_______

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company. ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Item 1.01	Entry into a Material Definitive Agreement.

On February 27, 2020, Item 9 Labs Corp., a Delaware corporation (“Company”), and an unnamed wholly owned subsidiary (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Agreement”) with OCG Inc., a Colorado corporation (“Target”), pursuant to which the Merger Sub will be merged with and into the Target in a reverse triangular merger with the Target continuing as the surviving entity as a wholly-owned direct subsidiary of the Company (“Merger”). Effective upon the completion of the Merger, the Target shareholders shall become stockholders of the Company through the receipt of the Merger Consideration as defined below. Each of the parties referred to above may be referred to herein as a “Party” and collectively as the “Parties”.

Merger Consideration

On the terms and subject to the conditions set forth in the Agreement, upon the completion of the Merger, the Target Shareholders shall become stockholders of the Company through the receipt of an aggregate 30,000,000 restricted shares of the Common Stock of the Company (“Merger Consideration”).

Upon closing of the Merger, and subject to the terms and conditions of the Agreement, the Merger Sub shall be merged with and into the Target (the Target following the Merger is sometimes referred to in this Agreement as the “Surviving Corporation”), the separate existence of the Merger Sub shall cease, and the Target shall survive the Merger. The Surviving Corporation will possess all properties, rights, privileges, powers, and franchises of the Target and Merger Sub, and all of the claims, obligations, liabilities, debts and duties of the Target and Merger Sub will become the claims, obligations, liabilities, debts and duties of the Surviving Corporation.

Governance of the Combined Company

Upon closing of the Merger, Target may nominate, and the Company agrees to appoint, two persons designated by Target to the Company’s Board of Directors.

Conditions to the Merger

The parties’ obligation to consummate the Merger is subject to the satisfaction or waiver of customary closing conditions for both parties, including (i) the adoption of the Agreement by the requisite vote of the stockholders of Target, (ii) the adoption of the Agreement by the requisite vote of the stockholders of Company, (iii) the approval of the issuance of shares of Company Common Stock as Merger Consideration; (iv) and an appropriate level and Director and Officers Liability Insurance shall be in place, and (v) certain other customary conditions relating to the parties’ representations and warranties in the Agreement and the performance of their respective obligations. The consummation of the Merger is subject to a financing contingency that Company must raise approximately $2,000,000.

The Company has made customary representations and warranties in the Agreement. The Agreement also contains customary covenants and agreements, including covenants and agreements relating to the conduct of the Company’s business between the date of the signing of the Agreement and the closing of the transactions contemplated under the Agreement. The representations and warranties made by the Company are qualified by disclosures made in its disclosure schedules and Securities and Exchange Commission (“SEC”) filings.

The Merger is conditioned on the accuracy and correctness of the representations and warranties made by the other party on the date of the Agreement and on the Closing Date (as defined in the Agreement) or, if applicable, an earlier date (subject to certain “materiality” and “material adverse effect” qualifications set forth in the Agreement with respect to such representations and warranties) and the performance by the other party in all material respects of its obligations under the Merger Agreement.

Under the Agreement, each of the Company and Target have agreed to use commercially reasonable efforts to consummate the Merger, including using best efforts to obtain all required regulatory approvals.

A copy of the Agreement is filed with this Current Report on Form 8-K as Exhibit 2.1 and is incorporated herein by reference, and the foregoing description of the Agreement is qualified in its entirety by reference thereto.

Item 9.01	Financial Statements and Exhibits.

(c) Exhibits.

2.1*	Agreement and Plan of Merger, dated as of February 27, 2020, by and among Item 9 Labs Corp, OCG Inc., and [Merger Sub] Inc.

*	Schedules omitted pursuant to item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request, provided, however, that the Company may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act, as amended, for any schedule or exhibit so furnished.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ITEM 9 LABS CORP.

Dated: March 2, 2020	By:	/s/ Andrew Bowden
Andrew Bowden
Chief Executive Officer